SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT
           TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             BlackRock Virginia Municipal Bond Trust

Address of Principal Business Office (No. & Street, City,
Sate, Zip Code):

                  c/o BlackRock Advisors, Inc.
                  100 Bellevue Parkway
                  Wilmington, Delaware 19809

Telephone Number (including area code):

                  (888) 825-2257

Name and address of agent for service of process:

                  Ralph L. Schlosstein
                  c/o BlackRock Financial Management, Inc.
                  40 East 52nd Street
                  New York, New York 10022

With copies of Notices and Communications to:

                  Michael K. Hoffman, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10026



Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES      [X]               NO      [ ]



                                                                  SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the day of March, 2002.


[SEAL]

                                       BlackRock Virginia Municipal
                                       Bond Trust
                                       (REGISTRANT)



                                       By: /s/ Ralph L. Schlosstein
                                           -------------------------------
                                           Ralph L. Schlosstein
                                           Sole Trustee




Attest:  /s/ Ralph L. Schlosstein
         ---------------------------
         Ralph L. Schlosstein
         Sole Trustee